October 11, 2002





Board of Directors
Prime Resource, Inc.
1245 East Brickyard Road
Brickyard Tower, Suite 590
Salt Lake City, UT   84106

         RE:      Opinion on Legality - Updated
                  SB-2 Registration Filing

Dear Prime Resource Board of Directors:

         Our office has been asked by Mr. Terry Deru, your President, to prepare for the Board of Directors an opinion on the legality of the proposed Second Amended Registration to be filed with the Securities and Exchange Commission on Form SB-2. In response to that request, it is the opinion of our office that Prime Resource, Inc. is a Utah corporation in good standing and is fully capable of completing and filing a Registration Statement on Form SB-2 with the Securities Exchange Commission and otherwise registering such offering in various jurisdictions where the offering may be sold. It is also the opinion of the undersigned that all shares of Kinship will, when sold, be legally issued, fully paid and non-assessable.

         It is further understood and agreed between the undersigned and the Company that this letter will be required to be filed as a Exhibit to the Registration Statement. If you have any questions regarding this opinion, please contact the undersigned at your earliest convenience.

                                   Sincerely,



                                   Julian D. Jensen
                                   Attorney at Law

JDJ/jp